May 14, 2015

Contact:    Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

Hampton Roads Bankshares Announces First Quarter 2015 Financial Results

•
Net income available to common shareholders for the quarter ended March 31, 2015 totaled $1.3 million. Due to the collection of an insurance benefit recognized in the year-ago period, net income declined $2.5 million from the comparable period in 2014. Excluding this item, net income increased $365 thousand.

•	The expansion of Shore Premier Finance, and related acquisition of marine loans contributes to 7.9% loan growth year-to-date

•	Continued declines in non-performing assets and strong loan growth contribute to a 13.9% year-to-date reduction in the Company’s non-performing asset ratio.

•	Mortgage company revenue growth more than doubles year-over-year

•	Year-to-date average core deposits increase by $74.5 million as the Company emphasizes its retail funding strategy

Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads ("BOHR") and Shore Bank ("Shore"), today announced net income attributable to common shareholders of $1.3 million for the three months ended March 31, 2015 as compared to net income for the three months ended March 31, 2014 of $3.9 million, which included $2.9 million of income attributable to an insurance benefit.

“The long-term, strategic investments we have made as a Company are reflected in our consistent progress in what remains a challenging and competitive banking environment,” said Douglas Glenn, President and Chief Executive Officer. "As we continue to differentiate ourselves through the evolution of our One Bank strategy, we will value relationships and maintain a steady discipline on expenses while leveraging growth from our geography and lines of business.  We are building a company dynamic in its thinking to maintain a moderate and sustainable risk profile."

Net Interest Income
Net interest income decreased $264 thousand during the three months ended March 31, 2015 as compared to the same period in 2014.  Several factors contributed to this decline. Average interest-earning assets grew by $113.4 million; however, the average yield on these assets declined 24 basis points. Interest-bearing deposits grew $94.2 million, with the average rate paid on these deposits increasing 7 basis points. Net interest margin was 3.14% at March 31, 2015, compared to 3.40% at March 31, 2014. This decline was primarily driven by the lower average yield earned on loans, as well as increased average rate paid on interest-bearing deposits.

Credit Quality
Non-performing assets were reduced to $40.8 million at March 31, 2015 from $43.2 million on December 31, 2014. Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.54% and 2.95% at March 31, 2015 and December 31, 2014, respectively. During the quarter, other real estate owned and repossessed assets, net of valuation allowance, decreased a $3.8 million or 17.7%.

Allowance for loan losses increased $1.1 million, or 4.2% to $28.2 million at March 31, 2015, up from $27.1 million at December 31, 2014. The combination of a longer historical loss look-back period, lengthening loss emergence periods in certain loan categories, and substantial loan portfolio growth necessitated an increase in general reserves. A modest rise in non-performing and impaired loans increased specific reserves. Recoveries outpaced charge-offs during the quarter, which helped build the total reserve.

Noninterest Income

Noninterest income for the three months ended March 31, 2015 was $6.5 million, a decline of $849 thousand or 11.6% compared to the same period in 2014. Major drivers of this decline included a decrease of $2.9 million in income from bank-owned life insurance, which is attributable to collection of a benefit; a decrease of $145 thousand in gain on sale of other real estate owned and repossessed assets; and an increase of $598 thousand in other than temporary impairment of other real estate owned and repossessed assets. Mortgage banking revenue experienced healthy growth of $2.4 million or 133.2%.

Noninterest Expense

Noninterest expense increased by $118 thousand, or 0.6% in the first quarter 2015, compared to the same quarter in 2014. Salaries and employee benefits expense increased for the three months ended March 31, 2015, compared to the same period in 2014, mainly driven by subsidiary expansions, growth in commission expense in the mortgage division, increased share-based compensation, and one-time severance compensation paid out during the quarter. As the Company’s credit profile improves and legacy legal issues are resolved professional and consultant fees have declined. FDIC insurance expense has declined as our assessment rates have decreased due to the Company’s improved risk profile. Data processing expenses increased due to higher software license and maintenance fees. Problem loan and repossessed asset costs declined due to the overall decrease in other real estate owned and repossessed assets, and lower levels of classified loans.

Balance Sheet Trends

Total assets increased by $67.1 million or 3.4% from December 31, 2014 to $2.1 billion at March 31, 2015.  The increase in assets was primarily associated with a $111.9 million or 7.9% increase in gross loans, a $33.4 million or 151.3% increase in loans held for sale, offset by a $67.7 million or 22.4% decrease in investment securities available for sale, a $4.4 million or 5.2% decrease in overnight funds sold and due from FRB, and the previously mentioned reduction in other real estate owned and repossessed assets.

Deposits increased $102.1 million or 6.5% from December 31, 2014, as a result of increases of $53.1 million or 18.0% in time deposits over $100 thousand, $25.1 million or 9.4% in noninterest-bearing demand deposits, $12.0 million or 1.9% in interest-bearing demand deposits, $8.3 million or 2.4% in time deposits less than $100 thousand, and $3.6 million or 6.4% in savings deposits. The Company has made a concerted effort to attract additional deposits in order to support loan growth. Approximately half of the deposit growth came from the addition of one commercial deposit relationship obtained through the Company’s expansion into Baltimore, MD.

Year-to-date average core deposits, which exclude brokered deposits and certificates of deposit greater than $100 thousand, have increased by $74.5 million over the comparable period in 2014 which reflects continued progress in furthering the Company’s funding strategy.

Capitalization
As of March 31, 2015, our consolidated regulatory capital ratios were in excess of “well-capitalized” minimums with Tier 1 Leverage Ratio of 11.02%, Tier 1 Risk-Based Capital Ratio of 12.88%, Total Risk-Based Capital Ratio of 14.13%, and Common Equity Tier 1 Capital Ratio of 11.29%.  As of March 31, 2015, BOHR and Shore were considered “well capitalized” under the risk-based capital standards.  BOHR and Shore’s Tier 1 Leverage Ratio, Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio, and Common Equity Tier 1 Capital Ratio were 10.23%, 11.69%, 12.94, 11.69%, and 9.99%, 13.16%, 14.24%, and 13.16%, respectively.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings made with the SEC.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a multi-bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Virginia, eastern Maryland and southern Delaware through seven full service banking offices, ATMs and three loan production offices. Through various divisions, the Banks also offer mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release. The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	March 31,	December 31,
(unaudited)	2015	2014
Assets:
Cash and due from banks	$16,259	$16,684
Interest-bearing deposits in other banks	1,984	1,349
Overnight funds sold and due from Federal Reserve Bank	81,151	85,586
Investment securities available for sale, at fair value	234,535	302,221
Restricted equity securities, at cost	13,902	15,827

Loans held for sale	55,519	22,092

Loans	1,534,881	1,422,935
Allowance for loan losses	(28,177)	(27,050)
Net loans	1,506,704	1,395,885
Premises and equipment, net	62,839	63,519
Interest receivable	4,209	4,503
Other real estate owned and repossessed assets,
net of valuation allowance	17,884	21,721
Intangible assets, net	693	842
Bank-owned life insurance	49,885	49,536
Other assets	10,177	8,841
Totals assets	$2,055,741	$1,988,606
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$292,044	$266,921
Interest-bearing:
Demand	633,034	621,066
Savings	59,814	56,221
Time deposits:
Less than $100	351,077	342,794
$100 or more	347,449	294,346
Total deposits	1,683,418	1,581,348
Federal Home Loan Bank borrowings	125,664	165,847
Other borrowings	29,337	29,224
Interest payable	582	560
Other liabilities	15,170	14,130
Total liabilities	1,854,171	1,791,109
Shareholders' equity:
Common stock	1,707	1,706
Capital surplus	589,264	588,692
Accumulated deficit	(394,200)	(395,535)
Accumulated other comprehensive income, net of tax	3,938	2,134
Total shareholders' equity before non-controlling interest	200,709	196,997
Non-controlling interest	861	500
Total shareholders' equity	201,570	197,497
Total liabilities and shareholders' equity	$2,055,741	$1,988,606

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$22,911	$21,507
Loans 90 days past due and still accruing interest	—	—
Other real estate owned and repossessed assets	17,884	21,721
Total non-performing assets	$40,795	$43,228

Composition of Loan Portfolio at Period-End:
Commercial	$252,244	$219,029
Construction	142,489	136,955
Real-estate commercial	635,761	639,163
Real-estate residential	351,717	354,017
Installment	153,174	74,821
Deferred loan fees and related costs	(504)	(1,050)
Total loans	$1,534,881	$1,422,935

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31,	March 31,
	2015	2014
Interest Income:
Loans, including fees	$16,159	$15,692
Investment securities	1,742	2,234
Overnight funds sold and due from FRB	59	32
Total interest income	17,960	17,958
Interest Expense:
Deposits:
Demand	674	623
Savings	10	8
Time deposits:
Less than $100	909	772
$100 or more	934	737
Interest on deposits	2,527	2,140
Federal Home Loan Bank borrowings	324	422
Other borrowings	418	441
Total interest expense	3,269	3,003
Net interest income	14,691	14,955
Provision for loan losses	600	100
Net interest income after provision for loan losses	14,091	14,855
Noninterest Income:
Mortgage banking revenue	4,223	1,811
Service charges on deposit accounts	1,142	1,159
Income from bank-owned life insurance	349	3,216
Gain on sale of investment securities available for sale	112	67
Loss on sale of premises and equipment	(14)	(13)
Gain on sale of other real estate owned and repossessed assets	76	221
Other than temporary impairment of other real estate owned and repossessed assets	(934)	(336)
Visa check card income	641	593
Other	858	584
Total noninterest income	6,453	7,302
Noninterest Expense:
Salaries and employee benefits	10,667	9,567
Professional and consultant fees	808	1,232
Occupancy	1,629	1,719
FDIC insurance	624	901
Data processing	1,431	1,147
Problem loan and repossessed asset costs	120	433
Equipment	350	373
Directors' and regional board fees	302	387
Advertising and marketing	260	254
Other	2,444	2,504
Total noninterest expense	18,635	18,517
Income before provision for income taxes	1,909	3,640
Provision for income taxes	40	7
Net income	1,869	3,633
Net income attributable to non-controlling interest	534	(226)
Net income attributable to Hampton Roads Bankshares, Inc.	$1,335	$3,859

Per Share:
Cash dividends declared	$-	$-
Basic Income	$0.01	$0.02
Diluted Income	$0.01	$0.02
Basic weighted average shares outstanding	170,948,437	170,477,548
Effect of dilutive shares and warrant	1,263,347	751,215
Diluted weighted average shares outstanding	172,211,784	171,228,763

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31,	March 31,
Daily Averages:	2015	2014
Total assets	$2,034,447	$1,936,027
Gross loans (excludes loans held for sale)	1,489,010	1,357,676
Investment and restricted equity securities	267,303	333,798
Intangible assets	785	1,375
Total deposits	1,629,309	1,509,574
Total borrowings	181,831	218,783
Shareholders' equity *	200,290	186,904
Shareholders' equity - tangible *	199,505	185,529
Interest-earning assets	1,898,475	1,785,041
Interest-bearing liabilities	1,543,732	1,486,452

Financial Ratios:
Return on average assets	0.26%	0.80%
Return on average equity *	2.70%	8.37%
Return on average equity - tangible *	2.71%	8.44%
Net interest margin	3.14%	3.40%
Efficiency ratio	88.60%	83.45%
Tangible equity to tangible assets *	9.73%	9.69%

Allowance for Loan Losses:
Beginning balance	$27,050	$35,031
Provision for losses	600	100
Charge-offs	(450)	(5,167)
Recoveries	977	1,296
Ending balance	$28,177	$31,260

Asset Quality Ratios:
Annualized net charge-offs to average loans	(0.14)%	1.14%
Non-performing loans to total loans	1.49%	3.28%
Non-performing assets ratio	2.54%	5.14%
Allowance for loan losses to total loans	1.84%	2.32%

* Equity amounts exclude non-controlling interest